Exhibit 3.13

State of Delaware Secretary of State Division of Corporations Delivered 06:01 PM 12/18/2007
FILED 05:57 PM 12/18/2007
SRV 071338362 – 4476254 FILE

CERTIFICATE OF INCORPORATION

OF

HARRAH’S INTERNATIONAL HOLDING COMPANY, INC.

FIRST: The name of this corporation shall be Harrah’s International Holding Company, Inc.

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is Corporation Service Company.

THIRD: The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which this corporation is authorized to issue is 1,000, all of which are without par value. All such shares are of one class and are shares of Common Stock.

FIFTH: The name and mailing address of the incorporator are as follows: Angela P. Winter, One Harrah’s Court, Las Vegas, NV 89119.

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

SEVENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of §102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this Certificate of Incorporation this 18th day of December 2007.

/s/ Angela P. Winter
Angela P. Winter, Incorporator